Exhibit 99.1

Investor Contact: Raj Mehan Investor Relations (616) 698-4734	Media Contact: Jeanine Holquist Public Relations (616) 698-3765
Steelcase Announces Additional Cost Reductions
GRAND RAPIDS, Michigan, February 2, 2009 (PRNewswire-FirstCall) — Steelcase Inc. (NYSE: SCS) today announced additional actions to further reduce costs amid continuing global economic challenges. These measures primarily include reductions to employee and executive compensation and changes in retirement benefit programs.
Effective March 2, 2009, the company will implement a five percent reduction in base salaries for its North American salaried workforce generally, and larger reductions for certain levels of management and executive officers. In a similar spirit, the Board of Directors have voluntarily reduced their annual fees. The company announced that for fiscal 2010, it will suspend its discretionary matching contribution under the Steelcase Inc. Retirement Plan and is planning a reduced annual non-discretionary contribution to the plan.
These actions are projected to remain in effect for approximately one year or until economic conditions improve. The company estimates it will reduce annualized pre-tax operating costs by approximately $25 to $30 million, during the time these actions remain effective.
In addition, the company expects to begin laying off approximately 300 of the 600 members of its North American hourly workforce who were previously notified of a potential lay-off in November 2008 and January 2009.
“The current economic environment and its potential impact on industry demand around the world remains highly uncertain,” said James P. Hackett, President and Chief Executive Officer. “These actions are difficult, but necessary in light of the uncertainty as we seek to conserve cash and reduce expenses.”
Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.
About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE:SCS) serves customers through a network of over 600 independent dealers and approximately 13,500 employees worldwide. Fiscal 2008 revenue was $3.4 billion. Learn more at www.steelcase.com.